Exhibit 10.34

Execution Version

FIRST AMENDMENT TO CREDIT AGREEMENT

This FIRST AMENDMENT TO CREDIT AGREEMENT, dated as of March 24, 2021 (this “First Amendment”), is among the following: (i) AstroNova, Inc., a Rhode Island corporation (the “Borrower”); (ii) ANI APS, a Danish private liability company (“ANI APS”); (iii) Trojan Label APS, a Danish private liability company (“Trojan Label”, and together with ANI APS, individually, each a “Guarantor” and, collectively, the “Guarantors”); and (iv) Bank of America, N.A. (the “Lender”). Capitalized terms used but not defined in this First Amendment shall have the meanings assigned to such terms in the Credit Agreement (as defined below).

RECITALS:

WHEREAS, reference is hereby made to the Amended and Restated Credit Agreement, dated as of July 30, 2020 (the “Existing Credit Agreement”), by and among the Borrower, the Guarantors, and the Lender;

WHEREAS, the Borrower, the Guarantors, and the Lender wish to amend the Existing Credit Agreement as set forth herein (the Existing Credit Agreement, as so amended, the “Credit Agreement”);

NOW, THEREFORE, in consideration of the premises, agreements, provisions and covenants herein contained, the parties hereto agree as follows:

Section 1. Amendments to the Existing Credit Agreement.

(a) The following definitions are hereby amended and restated in Section 1.01 of the Existing Credit Agreement to read in their entirety as follows:

“Applicable Rate” means, (i) for any day on or prior to the First Amendment Effective Date, the rate per annum set forth below for Level 4:

Applicable Rate
Level	Consolidated Leverage Ratio		Eurocurrency Rate	Letter of Credit Fees	Base Rate	Commitment Fee
1		< 1.00:1	215 bps	215 bps	115 bps	25 bps
2	≥	1.00:1 but < 2.00:1	265 bps	265 bps	165 bps	37.5 bps
3		> 2.00:1	315 bps	315 bps	215 bps	50 bps
4		N/A	365 bps	365 bps	265 bps	67.5 bps

and (ii) commencing on the First Amendment Effective Date and thereafter, (x) for any day on or prior to the date on which the Compliance Certificate for the Fiscal Quarter ending on January 31, 2021 has been delivered to the Lender, the rate per annum set forth below for Level 3 and (y) thereafter, the rate per annum set forth below opposite the applicable Level then in effect (based on the Consolidated Leverage Ratio):

Applicable Rate
Level	Consolidated Leverage Ratio		Eurocurrency Rate	Letter of Credit Fees	Base Rate	Commitment Fee
1		< 0.50:1	160 bps	160 bps	60 bps	15 bps
2	≥	0.50:1 but < 1.25:1	185 bps	185 bps	85 bps	20 bps
3	≥	1.25:1 but < 2.00:1	210 bps	210 bps	110 bps	25 bps
4		> 2.00:1	230 bps	230 bps	130 bps	30 bps

Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(a); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then, Pricing Level 4 shall apply unless otherwise agreed to by the Lender, in each case as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and in each case shall remain in effect until the first Business Day following the date on which such Compliance Certificate is delivered.

Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.10(b). Any adjustment in the Applicable Rate shall be applicable to all Credit Extensions then existing or subsequently made or issued.

“Consolidated Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of (a) (i) Consolidated EBITDA, less (ii) the aggregate amount of all non-financed cash Consolidated Capital Expenditures, provided that, Capital Expenditures of the Borrower and its Subsidiaries incurred in connection with the implementation of new enterprise resource planning software and systems not to exceed an aggregate amount of $2,500,000 shall be excluded from the deduction in this clause (a)(ii), less (iii) Restricted Payments paid in cash, less (iv) the aggregate amount of all federal, state, local and foreign income taxes paid in cash less (v) Royalty Payments to (b) the sum of (i) Consolidated Interest Charges to the extent paid in cash, and (ii) the aggregate principal amount of all redemptions or similar acquisitions for value of outstanding Consolidated Funded Indebtedness or regularly scheduled principal payments on Consolidated Funded Indebtedness, but for purposes of this clause (b), the following shall be excluded: (x) any such payments to the extent refinanced through the incurrence of additional Indebtedness otherwise expressly permitted under Section 7.02, in each case, of or by the Borrower and its Subsidiaries for the most recently completed Measurement Period and (y) for avoidance of doubt, (A) any such intercompany payments made in connection with the closing of this Agreement to refinance the Existing Danish Term Loan or in respect of the termination of hedging arrangements previously entered into by the Borrower or any of its Subsidiaries with respect to the Existing Term Loans, (B) the Closing Date Prepayment, and (C) payments by the Borrower and its Subsidiaries to the Lender or its affiliates in respect of the termination of hedging arrangements previously entered into by the Borrower or any of its Subsidiaries with respect to the Existing Term Loans, and (2) for the first 12 months following the First Amendment Effective Date, with respect to the Term Facility, clause (b)(ii) above shall be determined based on the amount of regularly scheduled principal payments on Consolidated Funded Indebtedness due in the 12 month period following the Measurement Period including the modifications to Section 2.07(a) herein.

“Maturity Date” means (a) with respect to the Revolving Facility, September 30, 2025 and (b) with respect to the Term Facility, September 30, 2025; provided, however, that, in each case, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Revolving Commitment” means the Lender’s obligation to (a) make Revolving Loans to the Borrower pursuant to Section 2.01(b) and (b) issue Letters of Credit for the account of the Borrower pursuant to Section 2.03. The Revolving Commitment for the period from the Closing Date until the First Amendment Effective Date shall be $10,000,000, and the Revolving Commitment for the period commencing on the First Amendment Effective Date and thereafter shall be $22,500,000, in each case during the Availability Period.

(b) The definition of “Base Rate” appearing in Section 1.01 of the Existing Credit Agreement is hereby amended by deleting the text “if the Base Rate shall be less than one percent (1.00%), such rate shall be deemed one percent (1.00%) for purposes of this Agreement” and inserting in lieu thereof the text “if the Base Rate shall be less than one half of one percent (0.50%), such rate shall be deemed one half of one percent (0.50%) for purposes of this Agreement”.

(c) The definition of “Eurocurrency Rate” appearing in Section 1.01 of the Existing Credit Agreement is hereby amended by deleting the text “(ii) if the Eurocurrency Rate shall be less than one percent (1.00%), such rate shall be deemed one percent (1.00%) for purposes of this Agreement” and inserting in lieu thereof the text “(ii) if the Eurocurrency Rate shall be less than one half of one percent (0.50%), such rate shall be deemed one half of one percent (0.50%) for purposes of this Agreement”.

(d) The definition of “Fiscal Quarter” appearing in Section 1.01 of the Existing Credit Agreement is hereby amended by adding the text “, as it may be updated from time to time in any Compliance Certificate” immediately before the period at the end thereof.

(e) The definition of “Pro Forma Basis” and “Pro Forma Effect” appearing in Section 1.01 of the Existing Credit Agreement is hereby amended by deleting the text “or for any Restricted Payment” and inserting in lieu thereof the text “, for any Restricted Payment or for any Incremental Increase pursuant to Section 2.13”.

(f) The following definitions are hereby added to Section 1.01 of the Existing Credit Agreement in the appropriate alphabetical order:

“First Amendment Effective Date” means March 24, 2021.

“Incremental Increase” is defined in Section 2.13.

“Incremental Conditions” means, for any Incremental Increase, that (a) no Default has occurred and is continuing, (b) after giving Pro Forma Effect to such Revolving Commitment increase or term loan borrowing, as applicable, the Consolidated Leverage Ratio is no greater than 2.75 to 1.00 and the Consolidated Fixed Charge Coverage Ratio is no less than 1.25 to 1.00 and (c) Liquidity plus Availability is equal to at least $5,000,000.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“LIBOR Replacement Date” has the meaning specified in Section 3.03.

“LIBOR Successor Rate” has the meaning specified in Section 3.03.

“LIBOR Successor Rate Conforming Changes” means, with respect to any proposed LIBOR Successor Rate, any conforming changes to the definition of Base Rate, Interest Period, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definition of Business Day, timing of borrowing requests or prepayment, conversion or continuation notices and length of lookback periods) as may be appropriate, in the discretion of the Lender, to reflect the adoption and implementation of such LIBOR Successor Rate and to permit the administration thereof by the Lender in a manner substantially consistent with market practice (or, if the Lender determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such LIBOR Successor Rate exists, in such other manner of administration as the Lender determines is reasonably necessary in connection with the administration of this Agreement and any other Loan Document).

“Pre-Adjustment Successor Rate” has the meaning specified in Section 3.03.

“Related Adjustment” means, in determining any LIBOR Successor Rate, the first relevant available alternative set forth in the order below that can be determined by the Lender applicable to such LIBOR Successor Rate:

(a) the spread adjustment, or method for calculating or determining such spread adjustment, that has been selected or recommended by the Relevant Governmental Body for the relevant Pre-Adjustment Successor Rate (taking into account the interest period, interest payment date or payment period for interest calculated and/or tenor thereto) and which adjustment or method (x) is published on an information service as selected by the Lender from time to time in its reasonable discretion or (y) solely with respect to Term SOFR, if not currently published, which was previously so recommended for Term SOFR and published on an information service acceptable to the Lender; or

(b) the spread adjustment that would apply (or has previously been applied) to the fallback rate for a derivative transaction referencing the ISDA Definitions (taking into account the interest period, interest payment date or payment period for interest calculated and/or tenor thereto).

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York.

“Royalty Payments” means the sum of (a) the amounts of royalty payments to Honeywell International, Inc. or its affiliates as indicated in respect of the relevant Measurement Period on Schedule 7.11(b), and (b) any other similar royalty payments which have not been otherwise deducted in the determination of Net Income due during the relevant Measurement Period.

“SOFR” with respect to any Business Day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark (or a successor administrator) on the Federal Reserve Bank of New York’s website (or any successor source) at approximately 8:00 a.m. (New York City time) on the immediately succeeding Business Day and, in each case, that has been selected or recommended by the Relevant Governmental Body.

“Term SOFR” means the forward-looking term rate for any period that is approximately (as determined by Lender) as long as any of the Interest Period options set forth in the definition of “Interest Period” and that is based on SOFR and that has been selected or recommended by the Relevant Governmental Body, in each case as published on an information service as selected by the Lender from time to time in its reasonable discretion.

(g) The following definitions are hereby deleted from Section 1.01 of the Existing Credit Agreement: “Capital Expenditure Testing Termination Date”, “Consolidated Assets”, “Consolidated Asset Coverage Ratio”, “Foreign Subsidiary Accounts” and “Restricted Payments Milestone”.

(h) The portion of Section 2.07(a) of the Existing Credit Agreement preceding the proviso therein is hereby amended and restated in its entirety to read as follows:

(a) Term Loans. From and after the First Amendment Effective Date, the Borrower shall repay to the Lender the aggregate principal amount of the Term Loan outstanding as of immediately following the effectiveness of the First Amendment in installments, with each payment of the Term Facility to be due and payable on the last day of each Fiscal Quarter of the Borrower (commencing with the Fiscal Quarter ending April 30, 2021) in the applicable amount in accordance with the following schedule (which amount shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.05), unless accelerated sooner pursuant to Section 8.02:

Fiscal Quarter Ending	Installment Amount
April 30, 2021	$187,500
July 31, 2021	$187,500
October 31, 2021	$187,500
January 31, 2022	$187,500
April 30, 2022	$250,000
July 31, 2022	$250,000
October 31, 2022	$250,000
January 31, 2023	$250,000
April 30, 2023	$250,000
July 31, 2023	$250,000
October 31, 2023	$250,000
January 31, 2023	$250000
April 30, 2024	$312,500
July 31, 2024	$312,500
October 31, 2024	$312,500
January 31, 2025	$312,500
April 30, 2025	$500,000
July, 31 2025	$500,000
Maturity Date	Aggregate Principal Amount Outstanding

(i) Section 2.13 of the Existing Credit Agreement is hereby amended and restated to read in its entirety as follows:

2.13 Increase in Commitments.

(a) Request for Increase. Provided that the Incremental Conditions are satisfied at the time of the request, the Borrower may, by at least thirty (30) days’ written notice to the Lender, request an increase in the Revolving Commitments or a new term loan tranche (each, an “Incremental Increase”) in an aggregate amount (for all such requests) not exceeding $10,000,000; provided that (i) any such request for an increase shall be in a minimum amount of $5,000,000, and (ii) the Borrower may make a maximum of three such requests.

(b) Effective Date and Allocations. If an Incremental Increase is extended in accordance with this Section, the Lender and the Borrower shall determine the effective date (the “Increase Effective Date”) of such increase.

(c) Conditions to Effectiveness of Increase. The effectiveness of any Incremental Increase pursuant to this Section 2.13 shall be subject to completion of business and legal due diligence satisfactory to the Lender, the satisfaction (or waiver) on the date thereof of each of the conditions set forth in the definitive documentation giving effect to such increase, including, without limitation, (i) the delivery of an amendment to this Agreement reflecting the agreed terms of the Incremental Increase, (ii) the delivery of an acknowledgement in form and substance satisfactory to the Lender and executed by each Guarantor acknowledging that the Incremental Increase shall constitute Obligations hereunder, (iii) a certificate of dated as of the Increase Effective Date signed by a Responsible Officer (x) certifying and attaching the resolutions adopted by the Borrower approving or consenting to such Incremental Increase, and (y) certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article V and the other Loan Documents are true and correct on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.13, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01, and (B) no Default exists; and (iv) the delivery of such other customary documents, legal opinion(s) and officer’s certificates as the Lender may request, in each case, in form and substance satisfactory to the Lender.

(j) Section 3.03 of the Existing Credit Agreement is hereby amended and restated in its entirety to read as follows:

3.03 Inability to Determine Rates.

(a) Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Lender determines (which determination shall be conclusive absent manifest error), or the Borrower notifies the Lender that the Borrower has determined, that:

(i) adequate and reasonable means do not exist for ascertaining LIBOR for any Interest Period hereunder or any other tenors of LIBOR, including, without limitation, because the LIBOR Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(ii) the administrator of the LIBOR Rate or a Governmental Authority having jurisdiction over the Lender or such administrator has made a public statement identifying a specific date after which LIBOR or the LIBOR Rate shall no longer be made available, or used for determining the interest rate of loans, provided that, at the time of such statement, there is no successor administrator that is satisfactory to the Lender, that will continue to provide LIBOR after such specific date (such specific date, the “Scheduled Unavailability Date”); or

(iii) the administrator of the LIBOR Rate or a Governmental Authority having jurisdiction over such administrator has made a public statement announcing that all Interest Periods and other tenors of LIBOR are no longer representative; or

(iv) syndicated loans currently being executed, or that include language similar to that contained in this Section 3.03, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace LIBOR;

then, in the case of clauses (i)-(iii) above, on a date and time determined by the Lender (any such date, the “LIBOR Replacement Date”), which date shall be at the end of an Interest Period or on the relevant interest payment date, as applicable, for interest calculated and within a reasonable period of time after the occurrence of any of the events or circumstances under clauses (i), (ii) or (iii) above and, solely with respect to clause (ii) above, no later than the Scheduled Unavailability Date, LIBOR will be replaced hereunder and under any Loan Document with, subject to the proviso below, the first available alternative set forth in the order below for any payment period for interest calculated that can be determined by the Lender, in each case, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document (the “LIBOR Successor Rate”; and any such rate before giving effect to the Related Adjustment, the “Pre-Adjustment Successor Rate”):

(x) Term SOFR plus the Related Adjustment; and

(y) SOFR plus the Related Adjustment;

and in the case of clause (iv) above, the Borrower and Lender may amend this Agreement solely for the purpose of replacing LIBOR under this Agreement and under any other Loan Document in accordance with the definition of “LIBOR Successor Rate”;

provided that, if the Lender determines that Term SOFR has become available, is administratively feasible for the Lender and would have been identified as the Pre-Adjustment Successor Rate in accordance with the foregoing if it had been so available at the time that the LIBOR Successor Rate then in effect was so identified, and the Lender notifies the Borrower of such availability, then from and after the beginning of the Interest Period, relevant interest payment date or payment period for interest calculated, in each case, commencing no less than thirty (30) days after the date of such notice, the Pre-Adjustment Successor Rate shall be Term SOFR and the LIBOR Successor Rate shall be Term SOFR plus the relevant Related Adjustment.

The Lender will promptly (in one or more notices) notify the Borrower of (x) any occurrence of any of the events, periods or circumstances under clauses (i) through (iii) above, (y) a LIBOR Replacement Date and (z) the LIBOR Successor Rate.

Any LIBOR Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Lender, such LIBOR Successor Rate shall be applied in a manner as otherwise reasonably determined by the Lender.

Notwithstanding anything else herein, if at any time any LIBOR Successor Rate as so determined would otherwise be less than 0.50%, the LIBOR Successor Rate will be deemed to be 0.50% for the purposes of this Agreement and the other Loan Documents.

In connection with the implementation of a LIBOR Successor Rate, the Lender will have the right to make LIBOR Successor Rate Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such LIBOR Successor Rate Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, the Lender shall post each such amendment implementing such LIBOR Successor Rate Conforming Changes to the Borrower reasonably promptly after such amendment becomes effective.

If the events or circumstances of the type described in 3.03(a)(i)-(iii) have occurred with respect to the LIBOR Successor Rate then in effect, then the successor rate thereto shall be determined in accordance with the definition of “LIBOR Successor Rate.”

(b) Notwithstanding anything to the contrary herein, (i) after any such determination by the Lender or receipt by the Lender of any such notice described under Section 3.03(a)(i)-(iii), as applicable, if the Lender determines that none of the LIBOR Successor Rates is available on or prior to the LIBOR Replacement Date, (ii) if the events or circumstances described in Section 3.03(a)(iv) have occurred but none of the LIBOR Successor Rates is available, or (iii) if the events or circumstances of the type described in Section 3.03(a)(i)-(iii) have occurred with respect to the LIBOR Successor Rate then in effect and the Lender determines that none of the LIBOR Successor Rates is available, then in each case, the Lender and the Borrower may amend this Agreement solely for the purpose of replacing LIBOR or any then current LIBOR Successor Rate in accordance with this Section 3.03 at the end of any Interest Period, relevant interest payment date or payment period for interest calculated, as applicable, with another alternate benchmark rate giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated syndicated credit facilities for such alternative benchmarks and, in each case, including any Related Adjustments and any other mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated syndicated credit facilities for such benchmarks, which adjustment or method for calculating such adjustment shall be published on an information service as selected by the Lender from time to time in its reasonable discretion and may be periodically updated. For the avoidance of doubt, any such proposed rate and adjustments shall constitute a LIBOR Successor Rate.

(c) If, at the end of any Interest Period, relevant interest payment date or payment period for interest calculated, no LIBOR Successor Rate has been determined in accordance with clauses (a) or (b) of this Section 3.03 and the circumstances under clauses (a)(i) or (a)(iii) above exist or the Scheduled Unavailability Date has occurred (as applicable), the Lender will promptly so notify the Borrower. Thereafter, (x) the obligation of the Lender to make or maintain Eurocurrency Rate Loans shall be suspended, (to the extent of the affected Eurocurrency Rate Loans, Interest Periods, interest payment dates or payment periods), and (y) the Eurocurrency Rate component shall no longer be utilized in determining the Base Rate, until the LIBOR Successor Rate has been determined in accordance with clauses (a) or (b). Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans (to the extent of the affected Eurocurrency Rate Loans, Interest Periods, interest payment dates or payment periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans (subject to the foregoing clause (y)) in the amount specified therein.

(k) Section 6.01(c) of the Existing Credit Agreement is hereby amended and restated in its entirety to read as follows:

(c) [Reserved.]

(l) Section 6.14(d) of the Existing Credit Agreement is hereby amended and restated to read in its entirety as follows:

(a) Deposit Accounts and Securities Accounts. Neither the Borrower nor any of the Guarantors that are Domestic Subsidiaries shall open, maintain or otherwise have any deposit or other accounts (including securities accounts) at any bank or other financial institution other than the Lender, or any other account where money or securities are or may be deposited or maintained with any Person, other than (i) the Borrower’s account with Greenwood Credit Union, identified on Schedule 6.14 hereto, provided that such account contain only the proceeds of the Indebtedness described in Section 7.02(g) hereof; (ii) the Borrower’s accounts set forth on Schedule 6.14 and designated as unrestricted accounts or Foreign Accounts; provided that at all times the aggregate balance of all Foreign Accounts shall not exceed the Dollar Equivalent of $5,000,000, (iii) deposit accounts that are maintained at all times with depository institutions as to which the Lender shall have received a Qualifying Control Agreement, or at any time prior to the occurrence and during the continuance of an Event of Default, with respect to the Excluded Accounts and (iv) solely with respect to securities accounts, securities accounts that are maintained at all times with financial institutions as to which the Lender shall have received a Qualifying Control Agreement. For avoidance of doubt, accounts described in clauses (i) and (ii) of the preceding sentence shall not be required to be subject to a Qualifying Control Agreement.

(m) Section 6.02(a) of the Existing Credit Agreement is hereby amended by deleting the text “Concurrently with the delivery of the financial statements referred to in Sections 6.01(a), (b) and (c)” appearing therein and inserting in lieu thereof the text “Concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b)”.

(n) Section 7.03(c) of the Existing Credit Agreement is hereby amended by amending and restating clauses (iv) and (v) thereof in their entirety and inserting in lieu thereof the following:

(iv) [reserved], (v) so long as no Default has occurred and is continuing or would result from making such Investment at the time of the making of such Investment, additional Investments by the Borrower and its Subsidiaries in wholly owned Foreign Subsidiaries in an aggregate amount invested from the Closing Date not to exceed $5,000,000 outstanding at any time calculated after giving effect to any returns or distributions of, or with respect to, capital or repayment of principal against Indebtedness constituting Investments actually received by the Borrower or such Subsidiary, as applicable, provided in each case, the provisions of Section 7.02(d) shall be met with respect to Intercompany Debt and

(o) Section 7.06 of the Existing Credit Agreement is hereby amended by (i) deleting the text “(x)” appearing therein and (ii) deleting the text “and (y) with respect to each clause (d) through (f) below, the Borrower has achieved the Restricted Payments Milestone” appearing therein.

(p) Sections 7.11(c), (d) and (e) of the Existing Credit Agreement are hereby deleted in their entirety.

(q) Section 7.12 of the Existing Credit Agreement is hereby amended and restated in its entirety to read as follows:

7.12 [Reserved.]

(r) Schedule 1.01(c) of the Existing Credit Agreement is hereby amended and restated in its entirety to read as Schedule 1.01(c) attached hereto as Exhibit A.

(s) The Existing Credit Agreement is amended by inserting the attached Schedule 7.11(b) as Schedule 7.11(b) thereof.

(t) Exhibit A to the Existing Credit Agreement is amended by inserting the following to appear as a new paragraph 7 of the Compliance Certificate:

[ 7. Attached hereto as Schedule 1.01(c) are updates to the Borrower’s and its Subsidiaries’ Fiscal Quarter end dates.]

Section 2. Release of Guarantors.

Upon satisfaction of all conditions precedent to the effectiveness of this First Amendment, ANI APS and Trojan Label shall be released from their respective Obligations under the Credit Agreement and the other Loan Documents and neither ANI APS nor Trojan Label shall be a “Guarantor” under the Credit Agreement or any of the other Loan Documents. Borrower or its authorized representative(s) may file, or cause to be filed, all appropriate assignment, termination or release statements with respect to the Credit Agreement and the other Loan Documents consistent with the terms of this First Amendment, which documents shall be prepared and filed at the Borrower’s sole cost and expense. The Lender shall execute and deliver such further guaranty and/or lien releases, discharges and such other documents, including any such documents as may be required under any U.S. or Danish law, as reasonably necessary to discharge or release each of ANI APS and Trojan Label from their respective Obligations consistent with the terms of this First Amendment at the Borrower’s sole cost and expense.

Section 3. Conditions to Effectiveness.

This First Amendment shall become effective on the first Business Day on which the following conditions are satisfied (the “Effective Date”):

(a) The Lender’s receipt of each of the following:

(i) the properly executed First Amendment, which shall be an original or facsimile or electronic copy (followed promptly by an original) unless otherwise specified;

(ii) the properly executed Amended and Restated Revolving Note, which shall be an original or facsimile or electronic copy (followed promptly by an original) unless otherwise specified;

(iii) the properly executed and notarized First Amendment to Open-End Mortgage Deed to Secure Present and Future Loans under Chapter 25 of Title 34 of the Rhode Island General Laws, Assignment of Leases and Rents, Security Agreement and Fixture Filing, which shall be an original or facsimile or electronic copy (followed promptly by an original) unless otherwise specified;

(iv) (x) an opinion of Foley Hoag LLP, as counsel for the Borrower, in form and substance reasonably satisfactory to the Lender and (y) an opinion of Nixon Peabody LLP, as special Rhode Island counsel for the Borrower, in form and substance reasonably satisfactory to the Lender

(v) a certificate of a Responsible Officer dated the Closing Date, certifying as to the Organization Documents of each Loan Party (which, to the extent filed with a Governmental Authority, shall be certified as of a recent date by such Governmental Authority), the resolutions of the governing body of each Loan Party, the good standing, existence or its equivalent of each Loan Party and of the incumbency (including specimen signatures) of the Responsible Officers of each Loan Party;

(vi) a Solvency Certificate signed by a Responsible Officer of the Borrower as to the financial condition, solvency and related matters of the Borrower and its Subsidiaries, taken together as a group on a Consolidated basis and each Loan Party, after giving effect this First Amendment and the other transactions contemplated hereby;

(vii) a Loan Notice with respect to the Loans to be made on the First Amendment Effective Date;

(viii) a closing certificate from a Responsible Officer certifying as to the conditions set forth in subsections (d), (f) and (g) and as to such other matters the Lender requires.

(b) Immediately prior to the effectiveness of this First Amendment, the Borrower shall repay an aggregate principal amount of the Term Loans equal to $2,576,000.

(c) The Lender shall have received copies of the financial statements as may be reasonably requested by the Lender prior to the Effective Date, each in form and substance satisfactory to the Lender.

(d) The Lender shall have received satisfactory evidence that all members, boards of directors, governmental, shareholder and material third party consents and approvals necessary in connection with the entering into of this First Amendment have been obtained.

(e) The Borrower shall have paid in full all reasonable out-of-pocket costs and expenses (including the reasonable fees, charges and expenses of Jones Day) incurred in connection with the transactions contemplated hereby;

(f) Before and after giving effect to this First Amendment, no Default shall exist;

(g) Each of the representations and warranties set forth in Section 4 of this First Amendment, in the Credit Agreement and in the other Loan Documents shall be true and correct in all material respects on and as of the date of this First Amendment; provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided further, that any representation or warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) without duplication of such materiality qualifiers as of such date or such earlier date, as applicable.

(h) The Lender shall have received, in form and substance satisfactory to the Lender (i) as to the Borrower (A) searches of UCC filings in the jurisdiction of incorporation of the Borrower and each jurisdiction where a filing would need to be made in order to perfect the Lender’s security interest in the Collateral, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist other than Permitted Liens and (B) tax lien, judgment and bankruptcy searches.

(i) All other documents and legal matters, including all due diligence, whether related to legal, insurance, tax, flood, or otherwise, in connection with the transactions contemplated by this First Amendment shall be reasonably satisfactory in form and substance to Lender and its counsel.

Section 4. Representations and Warranties. Each of the Loan Parties represents and warrants as follows:

(a) It has taken all necessary action to authorize the execution, delivery and performance of this First Amendment.

(b) This First Amendment has been duly executed and delivered by such Person and constitutes such Person’s legal, valid and binding obligation, enforceable in accordance with its terms, except as such enforceability may be subject to (i) bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

(c) The Lender shall be satisfied that no consent, approval, authorization or order of, or filing, registration or qualification with, any court or governmental authority or third party is required in connection with the execution, delivery or performance the Loan Parties of this First Amendment.

(d) Each of the representations and warranties set forth in the Credit Agreement and in the other Loan Documents are true and correct in all material respects on and as of the date of this First Amendment; provided that, to the extent that such representations and warranties specifically refer to an earlier date, they were true and correct in all material respects as of such earlier date; provided further, that any representation or warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language is true and correct (after giving effect to any qualification therein) without duplication of such materiality qualifiers as of such date or such earlier date, as applicable.

(e) No event has occurred and is continuing which constitutes a Default.

(f) The Collateral Documents continue to create a valid security interest in, and Lien upon, the Collateral, in favor of the Lender, which security interests and Liens are perfected in accordance with the terms of the Collateral Documents and prior to all Liens other than Permitted Liens.

Section 5. Acknowledgments and Affirmations of the Loan Parties. Each Loan Party hereby ratifies the Credit Agreement and expressly acknowledges the terms of this First Amendment and confirms and reaffirms, as of the date hereof, (i) the covenants and agreements contained in each Loan Document to which it is a party, including, in each case, such covenants and agreements as in effect immediately after giving effect to this First Amendment and the transactions contemplated hereby and thereby, and agrees it is bound by all terms of the Credit Agreement applicable to it and agrees to observe and fully perform its respective Obligations, (ii) its respective guarantee, if any, pursuant to Article IX of the Credit Agreement and (iii) in the case of the Borrower, its grant of Liens on the Collateral to secure its Secured Obligations pursuant to the Collateral Documents.

Section 6. Other. This First Amendment, the Credit Agreement and the other Loan Documents constitute the entire agreement among the parties hereto with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and verbal, among the parties hereto with respect to the subject matter hereof. Except as expressly set forth herein, this First Amendment shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of any party under, the Credit Agreement, nor alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect. It is understood and agreed (a) that each reference in each Loan Document to the Credit Agreement, whether direct or indirect, shall hereafter be deemed to be a reference to the Credit Agreement as amended by this First Amendment and (b) that this First Amendment is a Loan Document.

Section 7. Governing Law; Submission to Jurisdiction; Venue; Waiver of Jury Trial. THIS FIRST AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. THE JURISDICTION, SERVICE OF PROCESS AND WAIVER OF JURY TRIAL PROVISIONS SET FORTH IN SECTIONS 10.13 AND 10.14 OF THE CREDIT AGREEMENT ARE HEREBY INCORPORATED BY REFERENCE INTO THIS FIRST AMENDMENT AND SHALL APPLY MUTATIS MUTANDIS HERETO.

Section 8. Severability. Any term or provision of this First Amendment which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this First Amendment or affecting the validity or enforceability of any of the terms or provisions of this First Amendment in any other jurisdiction. If any provision of this First Amendment is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as would be enforceable.

Section 9. Counterparts. This First Amendment may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this First Amendment by telecopy or e-mail (including in a “.pdf” format) shall be effective as delivery of a manually executed counterpart of this First Amendment and shall be followed by such manually executed counterpart.

Section 10. Further Assurances. The Loan Parties agree to promptly take such action, upon the request of Lender, as is necessary to carry out the intent of this First Amendment.

Section 11. No Actions, Claims, etc. As of the date hereof, each of the Loan Parties hereby acknowledges and confirms that it has no knowledge of any actions, causes of action, claims, demands, damages and liabilities of whatever kind or nature, in law or in equity, against the Lender or the Lender’s respective officers, employees, representatives, agents, counsel or directors arising from any action by such Persons, or failure of such Persons to act under the Existing Credit Agreement on or prior to the date hereof.

[Signature pages follow]

IN WITNESS WHEREOF the parties hereto have caused this First Amendment to be duly executed under seal on the date first above written.

BORROWER:	ASTRONOVA, INC.

	By:	David S. Smith
Name: David S. Smith
Title: Vice President and Chief Financial Officer

[Signature Page to First Amendment]

GUARANTORS:	ANI APS

	By:	Gregory A. Woods
Name: Gregory A. Woods
Title: Chief Executive Officer and Chairman of the Board

TROJAN LABEL APS

	By:	Gregory A. Woods
Name: Gregory A. Woods
Title: Chairman of the Board

[Signature Page to First Amendment]

LENDER:	BANK OF AMERICA, N.A., as Lender

	By:	Nicholas Storti
Name: Nicholas Storti
Title: Senior Vice President

[Signature Page to First Amendment]

Exhibit A

Schedule 1.01(c)

Fiscal Quarters

Fiscal Year 2020
Fiscal Quarter 1	February 1, 2019 – April 29, 2019
Fiscal Quarter 2	April 30, 2019 – July 29, 2019
Fiscal Quarter 3	July 30, 2019 – November 2, 2019
Fiscal Quarter 4	November 3, 2019—January 31, 2020
Fiscal Year 2021
Fiscal Quarter 1	February 1, 2020 – May 2, 2020
Fiscal Quarter 2	May 3, 2020 – August 1, 2020
Fiscal Quarter 3	August 2, 2020 – October 31, 2020
Fiscal Quarter 4	November 1, 2020 – January 31, 2021
Fiscal Year 2022
Fiscal Quarter 1	February 1, 2021 – May 1, 2021
Fiscal Quarter 2	May 2, 2021 – July 31, 2021
Fiscal Quarter 3	August 1, 2021—October 30, 2021
Fiscal Quarter 4	October 31, 2021 – January 31, 2022
Fiscal Year 2023
Fiscal Quarter 1	February 1, 2022 – May 1, 2022
Fiscal Quarter 2	May 2, 2022 – July 31, 2022
Fiscal Quarter 3	August 1, 2022—October 30, 2022
Fiscal Quarter 4	October 31, 2022 – January 31, 2023
Fiscal Year 2024
Fiscal Quarter 1	February 1, 2023 – May 1, 2023
Fiscal Quarter 2	May 2, 2023 – July 31, 2023
Fiscal Quarter 3	August 1, 2023—October 30, 2023
Fiscal Quarter 4	October 31, 2023 – January 31, 2024
Fiscal Year 2025
Fiscal Quarter 1	February 1, 2024 – May 1, 2024
Fiscal Quarter 2	May 2, 2024 – July 31, 2024
Fiscal Quarter 3	August 1, 2024—October 30, 2024
Fiscal Quarter 4	October 31, 2024 – January 31, 2025
Fiscal Year 2026
Fiscal Quarter 1	February 1, 2025 – May 1, 2025
Fiscal Quarter 2	May 2, 2024 – July 31, 2025
Fiscal Quarter 3	August 1, 2025-October 30, 2025
Fiscal Quarter 4	October 31, 2025-January 31, 2026

Schedule 7.02(b)

Royalty Payments

Measurement Period Ending	Applicable clause (a) Royalty Payment
May 1, 2021	$2,000,000
July 31, 2021	$2,000,000
October 30, 2021	$2,000,000
January 31, 2022	$2,000,000
May 1, 2022	$1,875,000
July 31, 2022	$1,750,000
October 30, 2022	$1,625,000
January 31, 2023	$1,500,000
May 1, 2023	$1,500,000
July 31, 2023	$1,500,000
October 30, 2023	$1,500,000
January 31, 2024	$1,500,000
May 1, 2024	$1,375,000
July 31, 2024	$1,250,000
October 30, 2024	$1,125,000
January 31, 2025	$1,000,000
May 1, 2025	$1,000,000
July 31, 2025	$1,000,000